Exhibit 99.4

LEVI & KORSINSKY, LLP	CONFORMED COPY
David E. Bower, Esq. SBN 119546	OF ORIGINAL FILED
600 Corporate Pointe, Suite 1170	Los Angeles Superior Court
Culver City, CA 90230-7600
Tel: 310-839-0442	FEB 19 2010

LEVI & KORSINSKY, LLP	John A. Clarke, Executive Officer/Clerk
Joseph Levi, Esq.	By	/s/ Dorothy Swain	, Deputy
Juan E. Monteverde, Esq.	DOROTHY SWAIN
30 Broad Street, 15th Floor
New York, New York 10004
Tel: 212-363-7500
Fax: 212-363-7171

SUPERIOR COURT OF THE STATE OF CALIFORNIA

LOS ANGELES COUNTY

ROBERT SPEARS, individually and on behalf of all others similarly situated,	Case No. BC432186

CIVIL ACTION

Plaintiff,	CLASS ACTION COMPLAINT

vs.

STANLEY R. ZAX, MICHAEL ZAVIS, MAX KAMPELMAN, WILLIAM SESSIONS, ROBERT MILLER, ALAN ROTHENBERG, CATHERINE REYNOLDS, FABIAN NUNEZ, JEROME COBEN, and ZENITH NATIONAL INSURANCE CORP.,

Defendants.

Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1.                                      Plaintiff brings this action on behalf of the public stockholders of Zenith National Insurance Corp. (“Zenith” or the “Company”) against Defendants, Zenith and its Board of Directors seeking equitable relief for their breaches of fiduciary duty and other violations of state law arising out of their attempt to sell the Company to Fairfax Financial Holdings Limited and Fairfax

CLASS ACTION COMPLAINT FOR BREACHES OF FIDUCIARY DUTY

Investments II USA Corp. (collectively “Fairfax”) by means of an unfair process and for an unfair price of $38.00 per share in cash for each share of Zenith common stock (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $1.4 billion.

PARTIES

2.                                      Plaintiff is, and has been at all relevant times, the owner of shares of common stock of Zenith.

3.                                      Zenith is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal corporate offices at 21255 Califa Street, Woodland Hills, CA 91367, and provides workers compensation insurance in the United States.

4.                                      Defendant Stanley R. Zax (“Zax”) has been the Chairman of the Board, President, and a director of the Company 1977.

5.                                      Defendant Michael Zavis (“Zavis”) has been a director of the Company since June 2005.

6.                                      Defendant Max Kampelman (“Kampelman”) has been a director of the Company since 1989.

7.                                      Defendant William Sessions (“Sessions”) has been a director of the Company since 1993.

8.                                      Defendant Robert Miller (“Miller”) has been a director of the Company since 1989.

9.                                      Defendant Alan Rothenberg (“Rothenberg”) has been a director of the Company since 2002.

10.                               Defendant Catherine Reynolds (“Reynolds”) has been a director of the Company since 2004.

11.                               Defendant Fabian Nunez (“Nunez”) has been a director of the Company since 2008.

12.                               Defendant Jerome Coben (“Coben”) has been a director of the Company since 2009.

13.                               Defendants referenced in ¶¶ 4 through 12 are collectively referred to as Individual Defendants and/or the Zenith Board. The Individual Defendants as officers and/or directors of Zenith, have a fiduciary relationship with Plaintiff and other public shareholders of Zenith and owe them the highest obligations of good faith, fair dealing, loyalty and due care.

INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

14.                               By reason of Individual Defendants’ positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of Zenith and owe them, as well as the Company, a duty of highest good faith, fair dealing, loyalty and full, candid and adequate disclosure, as well as a duty to maximize shareholder value.

15.                               Where the officers and/or directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; (ii) a break up of the corporation’s assets; or (iii) sale of the corporation, the Directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with their fiduciary duties, the Directors and/or officers may not take any action that:

(a)                                 adversely affects the value provided to the corporation’s shareholders;

(b)                                 favors themselves or will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c)                                  contractually prohibits them from complying with their fiduciary duties;

(d)                                 will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e)                                  will provide the Directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.

16.                               In accordance with their duties of loyalty and good faith, the Individual Defendants, as Directors and/or officers of Zenith, are obligated to refrain from:

(a)                                 participating in any transaction where the directors or officers’ loyalties are divided;

(b)                                 participating in any transaction where the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c)                                  unjustly enriching themselves at the expense or to the detriment of the public shareholders.

17.                                Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith and independence owed to Plaintiff and other public shareholders of Zenith, or are aiding and abetting others in violating those duties.

18.                                Defendants also owe the Company’s stockholders a duty of candor, which includes the disclosure of all material facts concerning the Proposed Transaction and, particularly, the fairness of the price offered for the stockholders’ equity interest. Defendants are knowingly or recklessly breaching their fiduciary duties of candor by failing to disclose all material information concerning the Proposed Transaction, and/or aiding and abetting other Defendants’ breaches.

CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION

19.                                In committing the wrongful acts alleged herein, each of the Defendants has pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Defendants further aided and abetted and/or assisted each other in breach of their respective duties as herein alleged.

20.                          During all relevant times hereto, the Defendants, and each of them, initiated a course of conduct which was designed to and did: (i) permit Fairfax to attempt to eliminate the public shareholders’ equity interest in Zenith pursuant to a defective sales process, and (ii) permit Fairfax to buy the Company for an unfair price. In furtherance of this plan, conspiracy and course of conduct, Defendants, and each of them, took the actions as set forth herein.

21.                          Each of the Defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to, and furtherance of, the wrongdoing. The Defendants’ acts of aiding and abetting included, inter alia, the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein.

CLASS ACTION ALLEGATIONS

22.                          Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of Zenith common stock and their successors in interest, except Defendants and their affiliates (the “Class”).

23.                          This action is properly maintainable as a class action for the following reasons:

(a)                                 the Class is so numerous that joinder of all members is impracticable. As of February 18, 2010, Zenith has approximately 37.48 million shares outstanding.

(b)                                 questions of law and fact are common to the Class, including, inter alia, the following:

(i)                                     Have the Individual Defendants breached their fiduciary duties owed by them to Plaintiff and the others members of the Class;

(ii)                                  Are the Individual Defendants, in connection with the Proposed Transaction of Zenith by Fairfax, pursuing a course of conduct that does not maximize Zenith’s value in violation of their fiduciary duties;

(iii)                               Have the Individual Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class;

(iv)                              Has Zenith aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

(v)                                 Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c)                                  Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d)                                 Plaintiff’s claims are typical of those of the other members of the Class.

(e)                                  Plaintiff has no interests that are adverse to the Class.

(f)                                   The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for Defendants.

(g)                                  Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

24.                               Zenith is poised for substantial growth.  On October 20, 2009, the Company announced its results for the third quarter of 2009. Among the financial highlights, the Company reported net income for the third quarter 2009 of $19.2 million, or $0.51 per share, compared to net income for the third quarter 2008 of $16.6 million, or $0.44 per share. Commenting on the results, Stanley R. Zax, Chairman and President of the Company, said “when the economy improves, we are optimistic that our excellent financial condition will provide the basis upon which we can find opportunities to grow our business.”

25.                                  On January 28, 2010, the Company announced its financial results for the fourth quarter of 2009. Among the financial highlights, the Company announced net income for the fourth quarter 2009 of $10.8 million, or $0.29 per share, compared to net income for the fourth quarter 2008 of $8.4 million, or $0.22 per share. Commenting on the results, Stanley R. Zax, Chairman and President of the Company, said: “We are in excellent financial condition with low leverage, substantial liquidity and enhanced human capital. Over time, we expect recovery from the recession will improve hiring trends and provide improved profit opportunities.”

26.                               On February 10, 2010, the Company filed its 2009 Annual Report which described the Company’s financial strength that bode well for the Company’s future:

Our improved financial strength is primarily due to the substantial improvement in the value of our investment portfolio, increased liquidity and reduction in the maturity length of our invested assets. In addition to our financial strength, we have improved our human capital and service capabilities while reducing our operating costs. Also, our premium to surplus ratio is extremely strong compared to industry norms signaling a strong capital position. The credit for this performance during these very tough times goes to the people of Zenith which bodes well for our future.

27.                               Despite its promise and poise for growth, in a press release dated February 18, 2010, the Company announced that it had entered into a merger agreement with Fairfax, stating:

TORONTO & WOODLAND HILLS, Calif., Feb 18, 2010 (BUSINESS WIRE) — Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) and Zenith National Insurance Corp. (NYSE: ZNT) today announced that Fairfax and Zenith have entered into a merger agreement pursuant to which Fairfax will acquire all of the outstanding shares of Zenith common stock, which it does not currently own. Zenith stockholders will receive $38.00 per share in cash, representing a premium of 31.4% to the closing price of Zenith common stock on February 17, 2010, the last trading day prior to this announcement, and a 34.0% premium to the 30-day average closing price for the period ending on February 17, 2010. The merger consideration of $38.00 per share also represents a premium of 34.5% to Zenith’s book value as of December 31, 2009. The transaction values Zenith at approximately $1.4 billion.

The transaction is expected to close in the second quarter of 2010. Following the closing, Zenith will continue to operate from its Woodland Hills, CA headquarters and will become a wholly owned subsidiary of Fairfax.

28.                                 Based on their recent performance and bright future, the consideration Zenith shareholders are to receive is inadequate. Moreover, at least one analyst has set a price target for Zenith stock at $40.00 per share. Accordingly, Fairfax is picking up Zenith at the most opportune time, at a time when Zenith is poised for growth and its stock price is trading at a huge discount to its intrinsic value.

29.                                 In addition, on February 18, 2010, the Company filed a Form 8-K with the United States Securities and Exchange Commission (“SEC”) wherein it disclosed the operating Agreement and Plan of Merger for the Proposed Transaction (the “Merger Agreement”). As part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait d’accompli and ensure that no competing offers will emerge for the Company.

30.                                 By way of example, §6.04 of the Merger Agreement includes a “no solicitation” provision barring the Board and any Company personnel from attempting to procure a price in excess of the amount offered by Fairfax. This section also demands that the Company terminate any and all prior or on-going discussions with other potential suitors. Despite the fact that they have locked up the Company and bound it to not solicit alternative bids, the Merger Agreement provides other ways that guarantee the only suitor will be Fairfax.

31.                                  For example, the Merger Agreement provides that a termination fee of $39,600,000 must be paid to Fairfax by Zenith if the Company decides to pursue said other offer, thereby essentially requiring that the alternate bidder agree to pay a naked premium for the right to provide the shareholders with a superior offer. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company.

32.                                  Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

Breach of Fiduciary Duty – Failure to Maximize Shareholder Value

(Against All Individual Defendants)

33.                                  Plaintiff repeats all previous allegations as if set forth in full herein.

34.                                  As Directors of Zenith, the Individual Defendants stand in a fiduciary relationship to Plaintiff and the other public stockholders of the Company and owe them the highest fiduciary obligations of loyalty and care. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize Zenith’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

35.                                  As discussed herein, the Individual Defendants have breached their fiduciary duties to Zenith shareholders by failing to engage in an honest and fair sale process.

36.                                  As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Zenith’s assets and will be prevented from benefiting from a value-maximizing transaction.

37.                                Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

38.                                Plaintiff and the Class have no adequate remedy at law.

COUNT II

Aiding and Abetting

(Against Zenith)

39.                                Plaintiff repeats all previous allegations as if set forth in full herein.

40.                                As alleged in more detail above, Zenith is well aware that the Individual Defendants have not sought to obtain the best available transaction for the Company’s public shareholders. Defendant Zenith aided and abetted the Individual Defendants’ breaches of fiduciary duties.

41.                                As a result, Plaintiff and the Class members are being harmed.

42.                                Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A)                                    declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B)                                    enjoining, preliminarily and permanently, the Proposed Transaction;

(C)                                    in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D)                                    directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E)                                     awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F)                                      granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

DATED: February 19, 2010	LEVI & KORSINSKY, LLP

/s/ David E. Bower
DAVID E. BOWER

600 Corporate Pointe, Suite 1170
Culver City, CA 90230-7600
Telephone: 310-839-0442

LEVI & KORSINSKY, LLP
JOSEPH LEVI
JUAN E. MONTEVERDE
30 Broad Street, Suite 1501
New York, NY 10004
Telephone: 212-363-7500
Facsimile: 212-363-7171

Attorneys for Plaintiff